Exhibit 10.61

CONSULTING AGREEMENT

This consulting agreement (“Agreement”) is entered into by and between Blue Gold Limited (“Client”) and EMS Consulting Services, LLC, a limited liability company formed and in good standing in the state of New York (“Consultant”).

R E C I T A L S

WHEREAS, Consultant has experience in the field of financial and accounting services;

WHEREAS, Consultant is willing to be engaged by Client upon the terms and conditions herein contained; and

WHEREAS, a significant portion of Client’s business and assets are comprised of Proprietary and Confidential Information, as defined below, which Client wishes to preserve and protect;

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Client and Consultant mutually agree as follows:

1. Consulting Services. Client hereby retains Consultant to render the following services to Client as specified in Appendix I.

2. Relationship of Parties. This Agreement shall not constitute an employer-employee relationship, and it is the intent of each party that Consultant shall at all times be an independent contractor.

3. Term. The term of this Agreement shall commence on September 18, 2026 and shall continue until terminated in accordance with Section 8. The appointment of Consultant’s principal as interim Chief Financial Officer of Client shall take effect upon the effectiveness of the resignation of Client’s current Chief Financial Officer, as resolved by Client’s board of directors.

4. Compensation. For services provided hereunder, Consultant shall be paid as per the fees and rates provided in Appendix I.

5. Disclosure of Information. Consultant agrees that at no time (either during or subsequent to the term of this Agreement) will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client’s financial information, identity of clients, policies and procedures, fee structures, trade secrets, proprietary know-how, account information, and other information relating to other business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

Consultant agrees to return or destroy, immediately upon termination of Consultant’s services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client and of others that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Client.

Notwithstanding the foregoing, the restrictions contained in this Section 5 shall not apply to any Proprietary and Confidential Information that (i) is a matter of public knowledge or prior personal knowledge (from a source other than a party to this Agreement or its affiliate), (ii) is independently developed by a person not a party to this Agreement without the use, directly or indirectly, of Proprietary and Confidential Information, or (iii) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order. Nothing in this Agreement prohibits or restricts Consultant or its principal from communicating with, reporting possible violations of law to, or participating in any investigation or proceeding conducted by the U.S. Securities and Exchange Commission, Nasdaq or any other governmental or regulatory authority, or from making any other disclosure protected under applicable whistleblower laws, in each case without notice to or consent from Client.

6. Proprietary and Confidential Information of Others. Consultant acknowledges that Client does business with clients that supply Client with information of a confidential nature, and that Client has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients of Client as confidential, as if it were the Proprietary and Confidential Information of Client.

7. Remedies. In addition to any other remedies, which Client may have by virtue of this Agreement, Consultant agrees that in the event that a breach of the confidentiality provisions of this Agreement occurs or is threatened, Client shall be entitled to obtain an injunction against Consultant from a court of competent jurisdiction to restrain any breach of confidentiality.

8. Termination. Either party may terminate this Agreement for cause with written notice, and either party may terminate this Agreement without cause upon thirty (30) days’ written notice. Should the agreement be terminated for any reason other than gross negligence on behalf of the Consultant, accrued fees associated with the fulfilment of the contract shall be payable upon termination. Any fees paid in advance for any period after the effective date of termination shall be refunded to Client pro rata.

9. Limitation of Liability to Client. Notwithstanding any other provision of this Agreement, in no event shall Consultant be liable to Client for Client’s lost profits, or special, incidental, punitive or consequential damages (even if Consultant has been advised of the possibility of such damages). Furthermore, in no event shall Consultant’s liability to Client under any circumstances exceed the amount of compensation actually received by Consultant from Client under this Agreement as of a date certain. Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

10. Indemnification of Consultant. Client shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Consultant incurs as a result of having performed services on behalf of Client, except to the extent arising from the gross negligence, wilful misconduct, fraud or breach of this Agreement of Consultant or its principal. Costs and expenses advanced under this Section 10 shall be repaid to Client if it is finally determined that Consultant was not entitled to be indemnified. Client shall also include Consultant’s principal, in his capacity as an officer of Client, under Client’s directors and officers liability insurance policy and under any indemnification agreement entered into with Client’s officers and directors.

11. Client’s Representations. Client represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Client and any other person or entity. Client shall pay Consultant’s fees and expenses in accordance with Appendix I.

12. Amendments. This Agreement may be amended only in a writing signed by both parties.

13. Independent Consultant; No Agency. The parties agree that at all times during the term of this Agreement, Consultant shall continue to be an independent Consultant, and is not authorized as, nor shall be deemed to be an employee, agent, partner, joint venturer, or representative of Client. Neither party has the authority to bind the other or to incur any liability on behalf of the other, nor to direct the employees of the other. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform services for others during the term of this Agreement. Nothing in this Section limits the authority and duties of Consultant’s principal when acting in the capacity of an officer of Client as contemplated by Appendix I. The services under this Agreement shall be performed by Consultant’s principal, Eric Sherb, personally. Mr. Sherb accepts appointment as an officer of Client on the terms of this Agreement, shall comply with Client’s Insider Trading Policy, Code of Conduct and compensation recovery policy as they apply to executive officers, and shall resign that office upon termination of this Agreement. Consultant represents that neither it nor Mr. Sherb has any relationship with Client’s independent registered public accounting firm that would impair that firm’s independence.

14. Miscellaneous. No waiver by Client of any breach of this Agreement by Consultant shall be considered to be a waiver of any other breach. Should any litigation be commenced between Client and Consultant relating to any such breach, the prevailing party shall be entitled, in addition to such other relief as may be granted, reasonable costs and attorney’s fees relating to such litigation. If any term or provision of this Agreement is determined to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. This Agreement shall be governed by the laws of the State of New York.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 18, 2026.

“CLIENT”

/s/ Kevin Clark
Name:	Kevin Clark
Title:	Executive Chairman
Blue Gold Limited

“CONSULTANT”

/s/ Eric Sherb
Eric Sherb
EMS Consulting Services, LLC

Appendix I

Blue Gold Limited (NASDAQ: BGL)

SOW for Interim CFO / SEC Public Company Accounting Services

Background

Blue Gold Limited is a Cayman Islands exempted company listed on the Nasdaq Capital Market (BGL; warrants BGLWW), which became a public company through the business combination with Perception Capital Corp. IV that closed on June 25, 2025. The Company reports as a foreign private issuer under U.S. GAAP on Forms 20-F and 6-K, with a December 31 fiscal year end, and is an emerging growth company and non-accelerated filer. Its cornerstone asset is the Bogoso Prestea gold mine in Ghana, currently the subject of a lease termination and treaty arbitration before the PCA, alongside the Standard Gold Coin (SGC) tokenized gold business and a multi-jurisdiction acquisition pipeline. The FY2025 Form 20-F disclosed substantial doubt about the Company’s ability to continue as a going concern and identified material weaknesses in internal control over financial reporting. With the Company’s CFO resigning, EMS would step in as interim Chief Financial Officer and certifying officer effective upon the resignation of the current CFO taking effect. EMS has not yet assessed the Company’s accounting function, staffing, books or systems; the scope below reflects the expected CFO responsibilities of a Nasdaq-listed foreign private issuer and will be confirmed and adjusted following the initial assessment described below.

Initial Assessment – First 30 Days

The current state of the finance function is unknown to EMS. The first priority on appointment is to assess it and report back to the Board with a recommended scope, structure and any change to this SOW.

●	Finance and accounting organization – who performs which functions today, in-house and outsourced, across the Cayman, UK, Ghana and UAE entities

●	State of the books – close calendar and status, reconciliations, consolidation workbook, intercompany, open items and unrecorded transactions

●	Systems – accounting platform, chart of accounts, banking and payment workflow, document retention

●	Audit status – relationship with the independent registered public accounting firm, open requests, FY2026 audit timeline and fee arrangement

●	Internal control – status of remediation of the material weaknesses disclosed in the FY2025 Form 20-F

●	SEC and Nasdaq calendar – upcoming filing obligations, open comment letters, registration statements and listing compliance matters

●	Cash, treasury and commitments – bank access, authority limits, payables position, forecast and funding runway

●	Deliverable: written assessment and recommendation – including whether additional EMS accounting, controllership or bookkeeping support is needed, and any revision to scope and fee

Interim CFO Services – Covered by Monthly Fee

Signing / Certifying Officer

●	Interim CFO and certifying officer on Forms 20-F and 6-K, registration statements and post-effective amendments, press releases and investor materials; listed as an executive officer in Company filings

●	Sarbanes-Oxley Section 302 / 906 certifications, disclosure controls and procedures, and management’s annual report on internal control over financial reporting

●	Transition from the outgoing CFO – handover of books and records, bank, treasury and filing-agent access, open items and commitments; board resolution and 6-K announcement of the appointment

SEC & Nasdaq Reporting

●	FY2026 Form 20-F – financial statements and footnotes, operating and financial review, liquidity and capital resources, related party and risk factor input; interim financial information furnished on Form 6-K

●	Registration statements (F-1 / F-3 / resale) and post-effective amendments – financial statements, capitalization, dilution and use of proceeds

●	SEC comment letter responses on financial and accounting matters; coordination with securities counsel, edgarizer and transfer agent

●	Nasdaq continued listing compliance – shareholders’ equity, bid price and corporate governance requirements; audit committee and audit committee financial expert support

●	Foreign private issuer status testing and Item 16 disclosures – auditor fees, changes in accountants, cybersecurity, insider trading policies and clawback

PCAOB Audit Coordination

●	Primary liaison with the independent registered public accounting firm for the FY2026 audit and any interim reviews; audit-ready schedules, accounting memos and consents for each registration statement and amendment

Internal Control & Remediation

●	Remediation plan for the material weaknesses disclosed in the FY2025 Form 20-F – segregation of duties, close calendar and cut-off, review and approval controls, documentation standards and evidence retention

●	Entity-level and process-level control design as the mining restart and SGC platform scale; preparation for the first management ICFR assessment as a listed operating company

Complex U.S. GAAP Accounting Areas – Expected, Subject to Assessment

●	Bogoso Prestea lease termination and PCA arbitration – loss and gain contingency accounting and disclosure (ASC 450 / 450-30), legal cost accrual, and coordination with counsel

●	Mining assets – recoverability, impairment and care-and-maintenance cost treatment (ASC 360 / ASC 930); capitalization policy on restart readiness spend

●	Escrowed and ring-fenced restart funding – restricted cash classification, balance sheet presentation and cash flow statement treatment

●	Legacy liabilities assumed, long-term royalty obligations and reclamation / asset retirement obligations (ASC 410)

●	De-SPAC legacy instruments – public and private warrants (ASC 480 / 815), contingent consideration and earnout arrangements, and share-based compensation (ASC 718)

●	Standard Gold Coin – digital asset and tokenized gold accounting (ASC 350-60 / ASC 820), inventory versus intangible classification, custody through the Wyoming digital asset statutory trust, reserve attestation and bar-level reporting, principal versus agent and gross versus net revenue (ASC 606)

●	Gold sourcing, refining and trading arrangements, including through Blue Goldmine FZCO – revenue recognition, inventory and precious metals measurement

●	Consolidation of Blue Gold Holdings Limited, Blue Gold (Cayman) Limited, Blue Goldmine FZCO and other subsidiaries and SPVs (ASC 810); functional currency determination and translation (ASC 830); UK, Ghana and UAE local GAAP to U.S. GAAP conversion

●	Acquisition pipeline – asset acquisition versus business combination (ASC 805), minority equity investments and equity method (ASC 321 / 323), purchase price allocation and coordination with valuation specialists; Item 17 / Rule 3-05 target financial statement requirements

●	Going concern assessment (ASC 205-40), segment reporting (ASC 280) and EGC transition elections

Capital Markets & Corporate

●	Share register and cap table, warrant ledger, transfer agent coordination and lock-up tracking; dilution and pro forma capitalization analyses

●	Financing support – private placements, equity lines, convertible and structured instruments: accounting treatment and the financial sections of offering materials

●	Cash flow forecasting, treasury and budget-to-actual reporting; board and investor reporting packages

●	Coordination with counsel on shareholder litigation and other legal matters for contingency accounting and disclosure

Accounting / Controllership & Bookkeeping – Hourly, As Needed

Separate from the interim CFO role and entirely to be determined. EMS does not yet know what the Company’s accounting group performs today or where the gaps are. If the initial assessment shows that any of the functions below need to be carried by EMS, they would be added by agreement and billed hourly at the rates in the Budget section.

●	Monthly close, account reconciliations and intercompany eliminations; rework of the consolidation workbook to make it easier to edit and edgarize

●	Accounts payable, vendor management, payroll processing and transactional-level audit workpapers

●	Statutory and compliance support – Cayman, UK and UAE filings, coordination with tax advisors and local accountants

●	Accounting systems, chart of accounts and process documentation as operations and the SGC platform scale

For Discussion

●	D&O insurance in place (or bound) and an indemnification agreement prior to the 6-K naming the EMS principal as interim CFO

●	Expected duration of the interim appointment and the process and timing for a permanent CFO

●	Access to books and records, banking and filing-agent credentials, and authority limits for payment approval and signature authority

●	Equity participation – options or restricted shares under the Company’s equity incentive plan

Budget

●	Start date: September 18, 2026

●	Initial retainer: $20,000 due upon execution, applied against the first month of service.

●	Interim CFO Services: $20,000 per month fixed fee thereafter, covering the certifying officer role and all CFO Services above. Not based on hours. Invoiced monthly in advance.

●	The monthly fee covers the interim CFO role only. EMS has not yet assessed the Company’s accounting group, books, systems or staffing, so the full scope of CFO, accounting, finance, bookkeeping and controllership work required is not yet known. Following the initial assessment, any functions that fall to EMS beyond the CFO scope above will be billed hourly at the rates below, or the monthly fee will be revised by agreement.

●	Hourly rates:

●	$250 per hour (CPA / SEC)

●	$100 per hour (Controller / Accounting Manager)

●	$85 per hour (Bookkeeping)

●	Projects outside the ordinary CFO scope (e.g., acquisitions and target audits, separate registration statements, arbitration and litigation support, restatements): $250 per hour (CPA / SEC), quoted in advance where practical

●	Either party may terminate on 30 days’ written notice; fees exclude out-of-pocket expenses and third-party costs (valuation specialists, edgarization, transfer agent, etc.)